Exhibit 99.1

                                     [LOGO]
                               AMERICAN FINANCIAL
                                  REALTY TRUST

AT THE COMPANY                          FINANCIAL RELATIONS BOARD
Muriel Lange                            Claire Koeneman        Joe Calabrese
Investor Relations                      (Analyst Info)         (General Info)
(215) 887-2280                          (312) 640-6745         (212) 827-3772
Email: mlange@afrt.com

                    AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
                           2005 FIRST QUARTER RESULTS

JENKINTOWN, Pa., May 3, 2005 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today reported financial results for the first quarter ended March 31, 2005.

Highlights

o Revenues increased 100%, to $124.8 million in the first quarter of 2005, from $62.5 million in the first quarter of 2004

o AFFO increased 13%, to $29.7 million in the first quarter of 2005, from $26.3 million in the first quarter of 2004. AFFO for the quarter would have been approximately $31.4 million, a 19% increase over the first quarter of 2004, had the Company not incurred a charge of approximately $750,000 resulting from `broken deal' costs associated with the Company's decision to decline further review of two major transactions which had become too price competitive and approximately $900,000 in operating losses and interest costs on substantially vacant properties sold during the quarter.

o In the first quarter of 2005, AFR acquired 20 properties (15 bank branches and five office buildings), containing an aggregate of approximately 834,000 square feet, for an aggregate purchase price of approximately $135 million. In April 2005, the Company completed two additional acquisitions, aggregating approximately 442,000 square feet, for approximately $102 million, bringing total 2005 acquisitions to $237 million.

o In the first quarter of 2005, AFR sold 43 non-core properties and disposed of three leasehold interests, aggregating approximately 736,000 square feet, for net proceeds of approximately $33.4 million. The sales included approximately 605,000 square feet (or 82%) of actual or expected near-term vacancy. Since late September 2004, the Company has disposed of over 2.4 million square feet in non-core properties (including approximately 1.8 million square feet, or 74%, of actual or expected near-term vacancy) for net proceeds of approximately $160 million and recognized gains (net of property impairments and income taxes) through March 31, 2005 of approximately $4.2 million on such sales.

o AFR has six proposed acquisitions, totaling approximately $278 million, subject to contracts, letters of intent or substantive negotiations. The proposed acquisitions include four office buildings and two property portfolios comprised of both office buildings and bank branches.

o AFR signed seven new formulated price contracts ("FPCs") with banking institutions, and now has in place a total of 11 FPCs, including contracts with three of the six largest depositary institutions in the United States. The Company currently expects to acquire between 80 and 100 vacant bank branches pursuant to FPCs over the remainder of this year, for a gross investment of $60 to $80 million.

o AFR completed approximately 348,000 square feet of new leasing during the quarter, which contributed to increasing overall portfolio occupancy by 1.3%, to 88.3%.

o AFR increased its quarterly dividend to $0.27 per share for the first quarter of 2005. The increased dividend was paid on April 18, 2005 to shareholders of record on April 4, 2005. At the same time, the Company's Operating Partnership paid a distribution of $0.27 per unit to OP unitholders.

o During the quarter AFR announced a number of senior management team changes, which were designed to functionally align the management team along the Company's principal operating disciplines. This alignment is expected to significantly enhance the Company's ability to respond rapidly to market opportunities.

2005 First Quarter Results

For the quarter ended March 31, 2005, the Company reported funds from operations, computed in accordance with the definition of the National Association of Real Estate Investment Trusts ("NAREIT FFO") of $11.5 million, or $0.10 per diluted share, on total revenues of $124.8 million. The Company had weighted average diluted common shares and OP Units outstanding of approximately
114.6 million for the first quarter. NAREIT FFO is defined as net income before minority interest of OP unitholders, computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property, but including impairments taken in anticipation of such sales, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates FFO pursuant to an alternative definition that includes both gains and losses resulting from, and impairments taken in anticipation of, the sale of real estate property. The Company includes gains and losses from property sales in its definition of FFO because it believes that strategic disposition of properties is a significant component of its business model and that gains (and losses) from property sales, as well as impairments taken in anticipation of such sales, demonstrate (in part) the Company's execution of its business model. The Company also believes that an inclusive presentation of gains, losses and impairments in FFO more accurately reflects the Company's overall performance. The Company's definition of FFO differs from NAREIT FFO only with respect to its treatment of gains and losses from property sales. Based on the Company's definition, FFO was $14.4 million, or $0.13 per share, in the first quarter of 2005.


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

The Company reported adjusted funds from operations ("AFFO") of $29.7 million for the first quarter 2005. The Company defines AFFO as FFO (calculated pursuant to the Company's definition) adjusted (i) for normalized (over the term of the underlying lease) recurring capital expenditures, such as tenant improvements and leasing commissions, (ii) for the amortization or accrual of various deferred costs and (iii) to reverse the effects of straightlining and deferral of rental and other income. The SEC classifies AFFO as a non-per share reportable statistic and as such the Company does not report AFFO on a per share basis. Please see "Non-GAAP Financial Measures" below for a further description of the Company's use of NAREIT FFO, FFO and AFFO.

The Company reported a net loss for the first quarter of $(22.1) million, or $(0.20) per share, as compared to a net loss of $(4.3) million, or $(0.05) per share, in the first quarter of 2004. The Company's net losses are largely attributable to non-cash depreciation and amortization charges on continuing operations, which totaled $38.9 million for the first quarter of 2005.

"We are very pleased to report another solid quarter of performance for AFR," said Nicholas S. Schorsch, president and chief executive officer. "This quarter was one of significant maturation for the Company, during which we realigned our management team along more functional lines, completed the integration of two major portfolio acquisitions and disposed of a significant number of non-core properties. We met our disposition goal for all of 2005, three quarters ahead of our original schedule, while continuing to acquire core operating properties from our large, relationship-driven acquisition pipeline."

2005 First Quarter Acquisitions

American Financial acquired 20 properties, aggregating 834,000 square feet, in the first quarter of 2005, for a gross purchase price (including transaction-related expenses) of approximately $135 million. The Company's first quarter 2005 acquisitions included:

o "Landlord of Choice" Portfolio. In January 2005, the Company completed the first acquisitions under its new "Landlord of Choice" program. Through this program, the Company acquires newly-developed office buildings and bank branches that are pre-leased to major financial institution tenants. The first acquisitions under the program were three office buildings, aggregating 530,000 square feet, which the Company acquired for approximately $89 million from an affiliate of Koll Development Company. The properties, located in Boise, Idaho, Louisville, Kentucky and Greensboro, North Carolina, are leased for 15 years to an affiliate of a major money center bank rated "AA-" by Standard and Poor's.

o Wachovia FPC Portfolio. In January 2005 and February 2005, the Company completed the acquisition of 13 vacant bank branches in six states pursuant to a formulated price contract with Wachovia Bank, N.A. The branches, aggregating approximately 50,000 square feet, were acquired for approximately $9.3 million. In addition, during the quarter, the Company acquired two vacant bank branches pursuant to its FPC with Bank of America, N.A. for gross consideration of approximately $2.7 million.


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

o National City Bank, Cleveland. In late January 2005, the Company acquired 1965 East 6th Street in Cleveland, Ohio, a 161,000 office building that is 100% leased, with National City Bank, N.A. (rated "A+" by Standard and Poor's) leasing 94% of the available space. AFR acquired the property for $9.5 million.

o Bank of America West, Las Vegas. In March 2005, the Company acquired the Bank of America West building in Las Vegas, Nevada for approximately $24 million. The property is 96% leased, with Bank of America, N.A., the Company's largest tenant, as the primary occupant.

In April 2005, the Company acquired two additional office properties, in Philadelphia and San Francisco, for a gross purchase price (including transaction costs) of approximately $102 million, bring total acquisitions completed in 2005 to approximately $237 million. The two properties aggregate approximately 442,000 square feet and were 94% and 100% leased, respectively, at the time of acquisition. The primary tenants in the Philadelphia property are Citizens Bank of Pennsylvania, which occupies 34% of the available space, and a major government tenant. The San Francisco property is 100% leased by Wells Fargo Bank, N.A., and represents the Company's first transaction involving Wells Fargo.

In the first quarter of 2005, the Company incurred approximately $750,000 in `broken deal' costs associated with the Company's decision to decline further review of two major acquisition transactions which had become too price competitive. Commenting on these expenses, Mr. Schorsch said, "We will continue to maintain a strict discipline in the deployment of our acquisition capital. In these two cases, we found that the progression of the sellers' demands and the evolution of one acquisition process from a negotiated deal into an auction, made our continuing involvement uneconomic. We have a very robust pipeline, and we have no need to do deals that cease to make sense. We would much rather take a `broken deal' charge now, rather than complete a transaction that no longer fits our strategy."

Proposed Acquisitions

The Company has signed contracts or letters of intent or is in substantive negotiations to complete six proposed acquisitions, including four office buildings and two property portfolios comprised of both office buildings and bank branches, for total consideration (including expected transaction costs) of approximately $278 million.

Due to contractual restrictions and the status of negotiations, the Company is limited in the amount of information it can disclose regarding the proposed acquisitions at this time. The proposed acquisitions are:

o Southeastern U.S. Portfolio. The Company is currently completing negotiations on a contract to acquire a portfolio of 113 properties, aggregating approximately 3.2 million square feet, from a wholly-owned subsidiary of a major commercial bank. The portfolio includes both office buildings and bank branches, located principally in the Southeastern United States. The portfolio is approximately 43% occupied, with the selling bank (rated "A+" by Standard & Poor's) occupying approximately 1.0 million square feet, or 32% of the leasable space. The Company is completing


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

      negotiations to acquire the portfolio for a gross purchase price (including expected transaction costs) of approximately $114 million, or approximately $36 per square foot. AFR currently intends to sell 37 non-core and substantially vacant properties, aggregating approximately
      1.2 million square feet, from the portfolio as expeditiously as possible following its purchase. Assuming completion of these sales, the selling bank will be leasing approximately 43% of the remaining portfolio on a "triple net" basis for 15 years.

o Southern U.S. Office Building. The Company is currently completing negotiations on a contract to acquire a 532,000 square foot office building in the Southern United States. The property is approximately 85% occupied, with a major commercial bank (rated "A+" by Standard & Poor's) occupying 40% of the leasable space. The bank, which is negotiating to sell the property to AFR, will sign a 15 year effective "net" lease for its portion of the space at closing. Additionally, a pending lease with an insurance industry tenant is expected to increase overall occupancy at the property to 94%. The Company is completing negotiations to acquire the property for a gross purchase price (including expected transaction costs) of approximately $38.5 million, or approximately $72 per square foot. An effective "net" lease is one in which the Company's exposure to operating expenses is capped at a level that has been, or the Company expects will be, reached in the near future.

o Southwestern U.S. Office Building. The Company has signed a contract to acquire a 234,000 square foot office building located in the Southwestern United States. The property is approximately 87% leased, with an operating subsidiary of a major regional bank (rated "BBB" by Standard & Poor's) occupying 39% of the leasable space on an effective "net" basis through December 2012. The Company has agreed to acquire the property for a gross purchase price (including expected transaction costs) of approximately $20.5 million, or approximately $88 per square foot.

o Central U.S. Office Building. The Company has signed a letter of intent to acquire a 158,000 square foot office building located in the Central United States. The property is 100% leased (on an effective "net" basis) through November 2013 to a wholly-owned subsidiary of an international bank rated "A+" by Standard & Poor's. The Company expects the gross purchase price for this acquisition to be approximately $24.5 million, or approximately $155 per square foot, including the assumption of approximately $15.8 million in outstanding fixed rate indebtedness.

o Northern U.S. Portfolio. The Company is currently negotiating a contract to acquire a portfolio of 35 properties, aggregating 598,000 square feet, from a wholly-owned subsidiary of a major international bank. The properties, including both bank branches and office buildings, are located principally in the Northern United States. Upon closing of the acquisition, the Company expects the portfolio to be approximately 42% leased, with the selling bank leasing approximately 191,000 square feet, or 32% of the available space. AFR is negotiating to acquire the portfolio for a gross purchase price of approximately $41 million, or approximately $69 per square foot. AFR currently expects to sell 14 non-core and substantially vacant properties, aggregating 224,000 square feet, from the portfolio as expeditiously as possible following its purchase. Assuming completion of these sales, AFR expects


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

      that the selling bank will be leasing approximately 37% of the remaining portfolio on a "gross" basis for seven years.

o Midwestern U.S. Office Building. The Company is currently negotiating a contract to acquire a 535,000 square foot office building located in the Midwestern United States. The property is currently 92% leased, with a major commercial bank (rated "A" by Standard & Poor's) and its brokerage subsidiary occupying 34% and 35% of the leasable space, respectively. The leases for these tenants are short term in nature (expiring in December 2006 and March 2009, respectively), but may be extended prior to or soon after the Company's acquisition of its interest in the property. AFR is negotiating to acquire its 70% interest in the property for a gross purchase price (including expected transaction costs) of $39 million, including the assumption of 70%, or $20.3 million, of outstanding fixed rate indebtedness. The Company's purchase price for the property implies an overall valuation of approximately $55.7 million, or $104 per square foot.

The   Company's   contracts  and  letter  of  intent  to  acquire  the  proposed acquisitions are subject to various closing conditions, including the satisfactory completion of the Company's due diligence investigation regarding the properties to be acquired, and there can be no assurance that any or all of the proposed acquisitions will be consummated. Likewise, there can be no assurance that the acquisitions the Company is currently negotiating to complete will result in contracts and/or will be consummated. The Company currently expects to complete the proposed acquisitions during the second quarter of 2005, although there can also be no assurance as to the timing of the closing of any or all of such acquisitions.

2005 Dispositions

In the first quarter of 2005, the Company sold 43 non-core properties and disposed of three leasehold interests, aggregating 736,000 square feet, for net proceeds of $33.4 million. The sales included approximately 605,000 square feet (or 82%) of actual or expected near-term vacancy. In April 2005, the Company sold an additional nine properties, aggregating 320,000 square feet, for net proceeds of $9.5 million. These properties included 193,000 square feet (or 60%) of actual or expected near-term vacancy.

With the completion of the 2005 property sales, the Company has sold a total of 74 properties and disposed of five leasehold interests, aggregating over 2.4 million square feet, since late September 2004, for net proceeds of approximately $160 million. Over 75% of the square footage sold was in non-core properties acquired as part of the Wachovia and Bank of America portfolio acquisitions completed in September and October 2004, respectively. In aggregate, the over 2.4 million square feet of square footage sold included approximately 1.8 million square feet (or 74%) of actual or expected near-term vacancy.

"The orderly, but rapid, disposition of non-core properties is a critical element of our acquisition strategy, because it allows us the flexibility to acquire property portfolios that include vacant and short-term lease space from our core customers," said Mr. Schorsch.


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

The Company reported a net loss from discontinued operations of $2.9 million in the first quarter of 2005. This loss included approximately (i) $900,000 in property impairments taken during the quarter, (ii) $900,000 in operating losses and interest costs on properties sold during the quarter and (iii) $250,000 in operating losses and interest costs on properties that remained `held for sale' as of March 31, 2005. The net loss from discontinued operations also included approximately $900,000 in non-cash depreciation charges.

In connection with properties sold in the first quarter of 2005, the Company recognized net gains of approximately $2.8 million. Net of property impairments, which are recognized as part of the net loss from discontinued operations, gains for the first quarter of 2005 totaled approximately $1.9 million.

Mr. Schorsch added, "While we expect several additional dispositions in the current quarter, we have largely completed the disposition process for non-core assets in our existing portfolio, and have thus eliminated much of the operating expense `drag' from these assets that negatively impacted our results in the fourth quarter of 2004 and, to a lesser extent, the first quarter of 2005."

Formulated Price Contracts

In the first quarter of 2005, AFR signed seven new formulated price contracts with local, regional and national banking institutions. Pursuant to these FPCs, AFR agrees to buy, and banks agree to sell, vacant bank branches at a formulated price based on an appraisal process set forth in each of the contracts. As a result of the contracts signed in the first quarter of 2005, AFR now has in place FPCs with 11 banking institutions, including contracts with three of the six largest depositary institutions in the United States.

The Company currently anticipates that it will purchase between 80 and 100 vacant bank branches, including at least one substantial bank branch portfolio, pursuant to FPCs during the remainder of 2005. AFR expects that its aggregate FPC purchases over the remainder of the year will total between $60 and $80 million, although the total of such purchases may be larger or smaller depending on the notices that the Company receives from the various banking institutions with which it has signed FPCs and the size of the branches the Company purchases.

"American Financial's roots are in formulated price contracts, which provide the Company with valuable real estate at appraisal-based prices and typically with numerous disposition options," said Mr. Schorsch. "In 2005, we are dedicated to significantly expanding the reach of our FPC program, which offers a `win-win' for AFR and its core customers."

Portfolio and Tenant Overview

As of March 31, 2005, the Company owned or held leasehold interests in 933 properties located in 34 states and Washington, D.C. The portfolio consisted of 549 bank branches and 384 office buildings, containing an aggregate of approximately 32.9 million square feet. The portfolio statistics below include 100% of the two properties (State Street Financial Center and 123 South Broad Street) owned by the Company in


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
joint ventures. Similarly, these joint ventures are reported on a consolidated basis for GAAP accounting purposes.

As of March 31, 2005, 88.1% of the Company's annualized contractual rent was derived from financial institutions and 85.9% was derived from tenants with credit ratings of "A-" or better as reported by Standard & Poor's. Additionally, approximately 89.0% of the Company's annualized contractual rent was derived from triple net or bond net leases or from other similar leases where the Company's exposure to operating expenses is capped at an amount which has been or, the Company expects, will be reached in the near future.

The following table provides additional details on the portfolio as of March 31, 2005, with comparisons to the portfolio as of December 31, 2004:

--------------------------------------------------------------------------------
                                                    As of             As of
                                                  March 31,       December 31,
                                                    2005               2004
--------------------------------------------------------------------------------
Number of Properties                                 933               959
--------------------------------------------------------------------------------
-- Branches                                          549               570
--------------------------------------------------------------------------------
-- Office Buildings                                  384               389
--------------------------------------------------------------------------------
Number of States                                   34 & DC            33&DC
--------------------------------------------------------------------------------
Total Square Feet                                32,860,435        32,760,435
--------------------------------------------------------------------------------
-- Branches                                       4,129,868         4,322,107
--------------------------------------------------------------------------------
-- Office Buildings                              28,730,567        28,438,328
--------------------------------------------------------------------------------
Overall Occupancy                                   88.3%             87.0%
--------------------------------------------------------------------------------
-- Branches                                         84.4%             81.6%
--------------------------------------------------------------------------------
-- Office Buildings                                 88.8%             87.8%
--------------------------------------------------------------------------------
% Rent from Financial Institutions                  88.1%             88.4%
--------------------------------------------------------------------------------
% Rent from "A" Rated Tenants                       85.9%             86.3%
--------------------------------------------------------------------------------
% Rent from Net Leases                              89.0%             89.7%
--------------------------------------------------------------------------------
Lease Expirations (within 1 year)                    2.2%              3.1%
--------------------------------------------------------------------------------
Average Remaining Lease Term (years)                14.5              14.7
--------------------------------------------------------------------------------

The Company completed 348,000 square feet of new leasing in the first quarter of 2005, against 190,000 square feet of terminations or expirations, resulting in net absorption (excluding acquisition and disposition activity) of 158,000 square feet.

"We are extremely pleased that the aggressive pace of new leasing, begun in the second half of 2004, has continued into 2005," said Glenn Blumenthal, executive vice president and chief operating officer.

As of March 31, 2005, the Company's five largest tenants were Bank of America, N.A., State Street Corporation, Wachovia Bank, N.A., Charles Schwab & Co. and Citigroup, representing 42%, 20%, 14%, 3% and 2% of contractual rents, respectively. The Company's five largest tenants (or their corporate parents, as applicable) have credit ratings of "AA", "AA-", "AA-", "A" and "AA-", respectively, as reported by Standard & Poor's.


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

Balance Sheet

On March 4, 2005, the Company completed an initial $230 million funding under a $304 million secured financing for the Bank of America portfolio acquired in October 2004. The remaining funds were drawn on April 12, 2005. The secured financing, through lenders Deutsche Bank and Bear Stearns, is for a term of 15 years and carries an all-in fixed interest rate of approximately 5.96%. The secured loan bears interest at a floating rate equal to LIBOR + 0.02% through June 15, 2005, before reverting to the fixed rate for the remainder of the loan term. The Company applied substantially all of the initial borrowing to repay in full the outstanding balance on its secured line of credit and applied the funds from the second and final borrowing to repay other outstanding debt and complete the purchase of a recent property acquisition. As a result of the completion of this secured loan, over 97% of the Company's outstanding debt currently bears interest at a fixed rate, or will convert to a fixed rate upon the expiration of an initial floating rate interest period.

As of March 31, 2005, the Company had total indebtedness of approximately $2.8 billion, with a weighted average remaining term of 12.9 years and a weighted average interest rate (including amortized hedging costs) of 5.56%. This weighted average interest rate utilizes the fixed rate for two of the Company's secured financings which currently bear interest at floating rates but convert to established fixed rates during the second quarter of 2005.

As of March 31, 2005, the Company had a ratio of net debt (debt less unrestricted cash and marketable investments) to total market capitalization of approximately 61% and a ratio of net debt to total real estate assets and real estate intangibles (at cost) of approximately 70%.

First Quarter Dividend

On March 23, 2005, the Company announced an increase in its quarterly dividend from $0.26 to $0.27 per share, the second such increase in a six-month period. The increased quarterly dividend was paid on April 18, 2005 to shareholders of record on April 4, 2005. At the same time, the Company's Operating Partnership paid a distribution of $0.27 per unit to OP unitholders.

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. ET on May 3, 2005 to review the Company's quarterly results. The conference call dial-in number is 303-262-2142. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through May 10, 2005 by dialing 303-590-3000, passcode 11028838. An online archive of the webcast will be available through June 1, 2005 by accessing the Company's website at www.afrt.com.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of the Company's operating performance and profitability. The Company includes gains and losses from property sales in its definition of FFO because it believes that strategic disposition of properties is a significant component of the Company's business model, and that gains and losses from dispositions demonstrate (in part) the Company's execution of its business model. FFO is a non-GAAP financial measure commonly used in the REIT industry, and therefore this measure may be useful in comparing the Company's performance with that of other REITs. However, the Company's definition of FFO differs from NAREIT FFO (which is also disclosed by the Company) and investors should take definitional differences into account when comparing FFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of FFO). Additionally, FFO and FFO per share should be evaluated along with GAAP net income and net income per share (the most directly comparable GAAP measures) in evaluating the performance of equity REITs.

The Company believes that AFFO is helpful to investors as a measure of its liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing the Company's liquidity position with that of other REITs. The Company's definition of AFFO differs from that of other equity REITs and investors should take definitional differences into account when comparing AFFO reported by other REITs (including particularly those REITs that exclude gains and losses from property sales in their definition of AFFO).

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Financial Statements

The attached financial statements and data are presented to supplement the Company's audited and unaudited regulatory filings and should be read in conjunction with those filings. The unaudited financial data presented herein is provided from the perspective of timeliness to assist readers of quarterly and annual financial filings. This financial data was prepared prior to the Company's auditors completing their SAS 100 review. As such, data otherwise contained in future regulatory filings covering this same time period may differ from the data presented herein. The Company does not accept responsibility for highlighting these changes in its subsequent filings.

                         AMERICAN FINANCIAL REALTY TRUST

                           CONSOLIDATED BALANCE SHEETS
                      March 31, 2005 and December 31, 2004
           (Unaudited; In thousands, except share and per share data)

                                                      March 31,     December 31,
                                                         2005           2004
                                                     -----------    -----------
Assets:
Real estate investments, at cost:
  Land                                               $   431,749    $   415,852
  Buildings and improvements                           2,372,173      2,280,971
  Equipment and fixtures                                 365,919        352,737
  Leasehold interests                                      4,827          4,972
                                                     -----------    -----------
        Total real estate investments, at cost         3,174,668      3,054,532
Less accumulated depreciation                           (177,171)      (147,478)
                                                     -----------    -----------
        Total real estate investments, net             2,997,497      2,907,054
Cash and cash equivalents                                 66,152        110,607
Restricted cash                                           63,765         59,905
Marketable investments and accrued interest               23,621         24,272
Tenant and other receivables, net                         47,374         34,667
Prepaid expenses and other assets                         27,476         65,551
Assets held for sale                                      70,682        101,827
Intangible assets, net of accumulated
  amortization of $34,289 and $25,749                    604,805        590,341
Deferred costs, net of accumulated
  amortization of $8,984 and $7,637                       67,580         57,623
                                                     -----------    -----------
         Total assets                                $ 3,968,952    $ 3,951,847
                                                     -----------    -----------
Liabilities and Shareholders' Equity:
Mortgage notes payable                               $ 2,290,175    $ 2,008,554
Credit facilities                                         30,000        270,000
Convertible notes, net                                   445,978        445,926
Accounts payable                                           2,206          4,947
Accrued interest expense                                  14,507         24,510
Accrued expenses and other liabilities                    55,139         60,098
Dividends and distributions payable                       31,031         29,805
Below-market lease liabilities, net of
  accumulated amortization of $4,195 and $3,396           64,819         59,232
Deferred revenue                                         151,387        105,745
Liabilities related to assets held for sale                4,160          7,972
                                                     -----------    -----------
        Total liabilities                              3,089,402      3,016,789
                                                     -----------    -----------
Minority interest                                         59,704         65,099
Shareholders' equity:
  Preferred shares, 100,000,000 shares
    authorized at $0.001 per share, no
    shares issued and outstanding at
    March 31, 2005 and December 31, 2004                      --             --

  Common shares, 500,000,000 shares
    authorized at $0.001 per share,
    111,539,854 and 111,001,935 issued
    and outstanding at March 31, 2005
    and December 31, 2004                                    112            111
  Capital contributed in excess of par                 1,137,639      1,130,034
  Deferred compensation                                  (22,225)       (16,518)
  Accumulated deficit                                   (281,637)      (229,380)
  Accumulated other comprehensive loss                   (14,043)       (14,288)
                                                     -----------    -----------
        Total shareholders' equity                       819,846        869,959
                                                     -----------    -----------
        Total liabilities and shareholders' equity   $ 3,968,952    $ 3,951,847
                                                     -----------    -----------

                         AMERICAN FINANCIAL REALTY TRUST

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three Months Ended March 31, 2005 and 2004
                (Unaudited; In thousands, except per share data)

                                                           Three Months Ended
                                                                March 31,
                                                         ----------------------
                                                            2005         2004
                                                         ---------    ---------
Revenues:
  Rental income                                          $  80,054    $  44,885
  Operating expense reimbursements                          44,046       16,753
  Interest and other income, net                               664          865
                                                         ---------    ---------
         Total revenues                                    124,764       62,503
                                                         ---------    ---------
Expenses:
  Property operating expenses                               63,752       22,798
  Marketing, general and administrative                      8,355        7,158
  Broken deal costs                                            748           --
  Outperformance plan--cash component                           --           83
  Outperformance plan--contingent
    restricted share component                                  --         (211)
  Severance and related accelerated
    amortization of deferred compensation                       --        1,857
  Interest expense on mortgages and other debt              36,351       15,831
  Depreciation and amortization                             38,882       19,826
                                                         ---------    ---------
         Total expenses                                    148,088       67,342
                                                         ---------    ---------
         Loss before net loss on investments,
           minority interest and discontinued
           operations                                      (23,324)      (4,839)
Net loss on investments                                         --         (188)
                                                         ---------    ---------
         Loss from continuing operations
           before minority interest                        (23,324)      (5,027)
Minority interest                                            1,272          222
                                                         ---------    ---------
         Loss from continuing operations                   (22,052)      (4,805)
                                                         ---------    ---------
Discontinued operations:
     Income (loss) from operations, net of
       minority interest of $89 and $9 for the
       three months ended March 31, 2005
       and 2004, respectively                               (2,936)         139
     Net gains on disposals, net of minority
       interest of $87 and $26 for the three
       months ended
         March 31, 2005 and 2004,
           respectively; net of income taxes                 2,846          411
                                                         ---------    ---------
         Income (loss) from discontinued operations            (90)         550
                                                         ---------    ---------
         Net loss                                        $ (22,142)   $  (4,255)
                                                         ---------    ---------
Basic and diluted income (loss) per share:
  From continuing operations                             $   (0.20)   $   (0.05)
  From discontinued operations                                  --           --
                                                         ---------    ---------
         Total basic and diluted loss per share          $   (0.20)   $   (0.05)
                                                         ---------    ---------

Set forth below is a reconciliation of our calculations of NAREIT FFO, FFO and AFFO to net loss (unaudited; in thousands, except per share data):

                                                            Three Months Ended
                                                                  March 31,
                                                           ---------------------
                                                              2005        2004
Funds from operations (NAREIT defined):                    ---------   ---------
  Net loss                                                 $(22,142)   $ (4,255)
  Add:
     Minority interest - Operating Partnership                 (707)       (156)
     Depreciation and amortization                           37,524      20,439
     Amortization of fair market rental adjustment, net          28         250
  Less:
     Non-real estate depreciation and amortization             (287)       (141)
     Net gains from disposals                                (2,933)       (437)
                                                           --------    --------

  Funds from operations (NAREIT defined)                   $ 11,483    $ 15,700
                                                           --------    --------

  Funds from operations - diluted per share                $  0.100    $  0.137
                                                           --------    --------
--------------------------------------------------------------------------------

Funds from operations (AFR defined):
  Funds from operations (NAREIT defined)                   $ 11,483    $ 15,700
  Add:
     Gains from disposals, net                                2,933         437
                                                           --------    --------
  Funds from operations (AFR defined)                      $ 14,416    $ 16,137
                                                           --------    --------
  Funds from operations - diluted per share                $  0.126    $  0.140
                                                           --------    --------
--------------------------------------------------------------------------------

Adjusted funds from operations:
  Funds from operations (AFR defined)                      $ 14,416    $ 16,137
  Add:
     Non-real estate depreciation and amortization              287         141
     Reverse straightline rental income                      12,059       6,419
     Amortization of deferred compensation                    2,762       2,254
     Amortization of deferred costs and
       interest rate cap adjustment                           2,156         821
     Straightline fee income                                    849          --
     Severance and related accelerated
       amortization of deferred compensation                     --       1,857
  Less:
     Straightline rental income                              (2,346)     (1,042)
     Tenant improvements and leasing commissions                 --        (109)
     Amortization of tenant improvements and
       leasing commissions                                     (444)         --
     OPP accrual - contingent share component                    --        (211)
                                                           --------    --------
  Adjusted funds from operations                           $ 29,739    $ 26,267
                                                           --------    --------